Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF ILLINOIS EASTERN DIVISION

In re:	)	Chapter 11
)
QUADRANT 4 SYSTEM CORPORATION, et al.,	)	Case No. 17-19689
	)	(Jointly Administered)
)
Debtors.	)	Honorable Jack B. Schmetterer
)

ORDER APPROVING MODIFICATION AGREEMENT

This matter having come before the Court on the motion (the “Motion”) of Quadrant 4 System Corporation, debtor and debtor in possession herein (the “Debtor”), for the entry of an order granting the Debtor the authority to enter into that certain Modification Agreement (as defined in the Motion) with TriZetto Corporation n/k/a Cognizant TriZetto Software Group, Inc. (with its predecessors, successors and assigns, “TriZetto”); capitalized terms not otherwise defined herein having the meaning ascribed thereto in the Motion; the Debtor, BIP Lender LLC (“BIP”), BMO and the Committee having entered into that certain Stipulation and Order Resolving Motion for Authority to Enter into Modification Agreement, entered or to be entered by the Court contemporaneously herewith, resolving the objection to the Motion filed by BIP; the Committee having previously withdrawn its objection to the Motion; the Court having heard the statements in support of the relief requested at the hearing, and having determined that the relief requested in the Motion is in the best interests of the Debtor in this Chapter 11 Case, its estate, creditors, and other parties in interest; it appearing that notice of the Motion was good and sufficient under the circumstances and that no other or further notice need be given; it appearing that there is good cause to grant the relief requested; and the Court having jurisdiction over the parties and the subject matter of the Motion;

IT IS HEREBY ORDERED THAT:

1.          The Motion be and is hereby granted as provided herein.

2.          The Debtor is authorized, but not directed, to enter into the Modification Agreement with TriZetto.

3.          Pursuant to this Order, the Debtor’s and TriZetto’s rights and interests under the Modification Agreement shall be free and clear of any liens, claims, encumbrances or interests of any kind or nature, all of which shall attach to the payments made on account of the Accelerated Royalty.

4.          Livingstone is entitled to receive on a final allowed basis, and the Debtor is hereby authorized to pay to Livingstone, an Accomplishment Fee equal to the sum of

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$100,000.00 pursuant to the Livingstone Engagement Agreement attached to the Livingstone Retention Order, without further order of Court.

5.          Steele is entitled to receive on a final allowed basis, and the Debtor is hereby authorized to pay to Steele, a KEIP payment equal to the sum of 1.5% of the Accelerated Royalty, or $150,000.00, pursuant to the KEIP Order, without further order of Court.

6.          The Debtor and its representatives are authorized to take all actions necessary to implement the relief granted herein.

7.          Notwithstanding Bankruptcy Rule 6004(h), this Order shall be immediately effective and enforceable upon its entry.

Dated:

Order prepared by:
CHAD H. GETTLEMAN, ESQ. (ARDC #944858)
ERICH s. BUCK, ESQ. (ARDC #6274635)
NICHOLAS R. DWAYNE (ARDC #6308927)
ADELMAN & GETTLEMAN, LTD.
53 West Jackson Blvd, Suite 1050
Chicago, Illinois 60604
Tel (312) 435-1050
Fax (312) 435-1 059
Counsel for Quadrant 4 System Corporation

2

MODIFICATION AGREEMENT
(Source Code License and Services Agreement)

THIS MODIFICATION AGREEMENT (this “Modification”) is made as of the 15th day of January 2018, by and between Cognizant TriZetto Software Group, Inc. (f/k/a TriZetto Corporation), a Delaware corporation (“TriZetto”) and Quadrant 4 System Corporation, an Illinois Corporation (“Q4”). TriZetto and Q4 are collectively referred to as the “Parties,” and each a “Party.”

A.        WHEREAS, the Parties entered into that certain Source Code License and Services Agreement dated March 2, 2016 (the “License Agreement”) and capitalized terms used in this Modification that are not defined herein are intended to have the meanings set forth in the License Agreement;

B.         WHEREAS, pursuant to the License Agreement, Q4 granted TriZetto certain licenses and rights to use and enjoy certain software products and intellectual property of Q4 (the “Licenses”) and to provide certain services to TriZetto related to the Licenses. In exchange, TriZetto agreed to, among other things, pay ongoing royalty payments and other fees to Q4;

C.         WHEREAS, the Licenses are exclusive to TriZetto with respect solely to the “Target Market” (as defined in the License Agreement), and non-exclusive outside of the Target Market. Q4 retains the absolute right to license the “Source Code” (as defined in the License Agreement) and grant Licenses to any third party outside of the Target Market;

D.        WHEREAS, the term of the License Agreement continues in perpetuity unless and until terminated under the provisions of the License Agreement;

E.         WHEREAS, the License Agreement provides that in the event of termination, all Licenses granted to TriZetto under the License Agreement shall survive, and that TriZetto shall continue all “Royalty” (as defined in the License Agreement) payment obligations until such obligations are “paid-up” as provided in Section 5.5 of the License Agreement;

F.         WHEREAS, over the course of their business interactions the Parties have had some disagreements with respect to their respective performance of certain terms and conditions of the License Agreement;

G.         WHEREAS, on June 29, 2017 (“Petition Date”), Q4 filed a voluntary petition for relief commencing a case under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), designated as Case Number 17-19689 (the “Chapter 11 Case”) in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Bankruptcy Court”);

H.        WHEREAS, since the Petition Date, Q4 has remained in possession of its assets,

including without limitation, the License Agreement, and has continued to operate its businesses as a debtor in possession in accordance with sections 1107(a) and 1108 of the Bankruptcy Code;

I.          WHEREAS, since the Petition Date, Q4 has worked to sell substantially all its assets, consisting of seven business units, and has conducted auctions and completed sales for the majority of such business units. Q4’S remaining substantial assets are its QHIX Healthcare Platform Business Unit, its rights in and under the License Agreement, and the Source Code;

J.          WHEREAS, on September 28, 2017, the Bankruptcy Court entered that certain Order Granting Motion of Debtor to Conduct a Rule 2004 Examination [Docket No. 186], pursuant to which Q4 issued and served a subpoena to produce documents, and which remains pending (collectively the “2004 Examination”);

K.         WHEREAS, in light of Q4’s financial difficulties and the filing of the Chapter 11 Case, the Parties desire to modify the License Agreement to effect a buy-down thereof whereby TriZetto will retain the Licenses, and exclusivity solely in the Target Market, and will accelerate its payments of the Royalty in accordance with a fixed payment schedule, and Q4 will retain the rights to the Source Code and to grant Licenses to any third party outside of the Target Market, all as further provided and detailed in this Modification; and

L.         WHEREAS, pursuant to the terms and conditions of this Modification, sections 105 and 363 and all other applicable provisions of the Bankruptcy Code, and Bankruptcy Rule 9019 and all other applicable provisions of the Bankruptcy Rules, the parties desire to modify the License Agreement upon the terms and conditions hereinafter set forth, and with the approval of the Bankruptcy Court.

NOW, THEREFORE, for and in consideration of the agreements and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the performance of the covenants hereinafter to be performed, THE PARTIES HEREBY AGREE as follows:

1.         Recitals. The recitals hereinbefore set forth constitute an integral part of this Modification, evidencing the intent of the Parties in executing this Modification and describing the circumstances surrounding its execution. Accordingly, said recitals are, by express reference, made a part of the covenants hereof, and this Modification shall be construed in the light thereof.

2.         Modifications to the License Agreement. Subject to the terms and conditions contained herein, the License Agreement is hereby modified as of the “Effective Date” (as hereinafter defined), as follows:

(a)    Royalty Payments. All payment obligations of TriZetto under the License Agreement shall be accelerated and replaced in their entirety as provided herein. Subject only to the offset right of up to $500,000.00 under Section 2(c) hereof, TriZetto shall have the absolute, irrevocable and unconditional obligation to pay Q4 the sum of $10,000,000.00 in full no later than January 15, 2021, pursuant to the following installment schedule (collectively the “Accelerated Royalty”):

(i)          Initial  Payment  -  $ 1,500,000.00.    No  later than  seven business days after the Bankruptcy Court enters an order authorizing Q4 to enter into and perform this Modification, in a form reasonably acceptable to the Parties (the “Modification Order”), and the Modification Order shall have become final TriZetto shall remit the sum of $1,500,000.00 by wire transfer to the non-interest bearing IOLTA trust account maintained by Q4’s counsel, Adelman & Gettleman, Ltd. (“A&G”) at JPMorgan Chase Bank, N.A. (the “Trust Account”) in  accordance with paragraph 21 below and pursuant to wire transfer instructions set forth therein;

(ii)         Second Payment - $ 1,500,000.00. On or before the later of January 15, 2018, and the date that is seven business days after the Bankruptcy Court enters the final Modification Order TriZetto shall remit the sum of $1,500,000.00 by wire transfer to the Trust Account;

(iii)        Third Payment  - $3,000,000.00. On or before January 15, 2019, TriZetto shall remit the sum of $3,000,000.00 to Q4;

(iv)        Fourth Payment - $2,000,000.00. On or before January 15, 2020, TriZetto shall remit the sum of $2,000,000.00 to Q4;

(v)         Fifth Payment - $1,500,000.00. On or before January 15, 2021, TriZetto shall remit the sum of $1,500,000.00 to Q4; and

(vi)        Sixth Payment  - $500,000.00.   On or before January 15, 2021 (i.e., the same due date as for the Fifth Payment), TriZetto shall also remit the sum of $500,000.00 to Q4 (the “Sixth Payment”).

The Third Payment, Fourth Payment, Fifth Payment and Sixth Payment shall be made in accordance with written payment instructions to be provided by Q4 to TriZetto (the “Payment Instructions”).

(b)    Promissory Note. To further evidence and secure the payment of the Accelerated Royalty, TriZetto shall execute a promissory note reasonably acceptable to the Parties in the original principal amount of $9,500,000.00, being the amount of the Accelerated Royalty minus the Sixth Payment (the “Note”), which shall include the following provisions, among others:

(i)          All payments shall be immediately accelerated in the event of a payment default by TriZetto that is not remedied within five business days following TriZetto’s receipt of written notice that the payment is in default;

(ii)         Confession of judgment authority in the event of default;

(iii)        After a payment default, TriZetto shall immediately lose the right to use the Licenses and exclusivity to the Target Market until such time as the payment obligations are no longer in default; and

(iv)        After a payment default, interest shall accrue at the annual rate of 9%.

(c)    Right of Setoff Against the Sixth Payment for IP Actions. As of the Effective Date neither party shall have any further indemnity obligations under the License Agreement, except as expressly provided herein. To the extent that any TriZetto Indemnitee would have been entitled to indemnity from Q4 under the terms of Section 10.1 of the License Agreement against Losses arising out of or related to Q4’s breach of any its representations or warranties in effect as of the Effective Date under Sections 9.2(b), 9.2(c)(iii), 9.2(d), or 9.2(e)(i) of the License Agreement (“Indemnified IP Losses”), then TriZetto shall be entitled to offset against the Sixth Payment any such Indemnified IP Losses incurred by TriZetto Indemnitees. If no Action relating to potential Indemnified IP Losses is pending on the due date for the Sixth Payment, then TriZetto shall make the Sixth Payment on the due date, minus any amounts previously offset in accordance with this paragraph.   If any Action relating to potential Indemnified IP Losses is pending on the due date for the Sixth Payment, then the due date for the Sixth Payment shall be deferred until such pending Action is resolved and promptly following resolution of such pending Action TriZetto shall make the Sixth Payment to Q4 minus any amounts offset in accordance with this paragraph. For avoidance of doubt, except as expressly provided in this Modification, none of the representations, warranties, or covenants in the License Agreement shall survive after the Effective Date.

(d)    No other payment obligations. Upon completing payment of the Accelerated Royalty in full, the Royalty shall be considered fully paid up and TriZetto shall have no further payment obligations under the License Agreement or this Modification.

(e)    Retention of rights to Source Code and Licenses.

(i)          TriZetto shall retain the Licenses and the Licenses shall continue to be exclusive solely in the Target Market and non-exclusive outside the Target Market.

(ii)          TriZetto’s license rights in the Target Market are hereby modified to include the right to sublicense and distribute the Licensed IP in Source Code format to TriZetto Customers in the Target Market solely for their internal use (and not for distribution).

(iii)        The terms of Sections 6.1 (Inventions), 6.4 (Proof of Authorship), and 6.5 (Ownership) of the License Agreement shall continue to apply notwithstanding this Modification. The second to last sentence of Section 6.1(c) is hereby modified to replace the phrase ‘‘patent enforcemenf’ with ‘‘patent, copyright, or trade secret misappropriation enforcement” and add the phrase “including by agreeing to be named a nominal defendant in any such litigation” at the end of such sentence. TriZetto’s obligation to remit proceeds from any such litigation to Q4 in accordance with the last sentence of Section 6.1(c) shall continue to apply. For clarity, Section 6.7 (Loss of Exclusivity) of the License Agreement shall no longer apply.

(iv)         Q4 shall retain any and all rights to the Source Code and to grant Licenses to any third party outside of the Target Market in its sole and absolute discretion. Any new third-party Licenses granted by Q4 shall affirmatively state that such Licenses are exclusive of the Target Market.

(f)    No further obligations under the License Agreement. Except as expressly provided in Section 2 of this Modification, neither Q4 nor TriZetto shall have any further obligations under the License Agreement or any Statements of Work issued in connection therewith.

3.          Inconsistency. In the event any inconsistencies exist or arise between the terms of this Modification and the terms of the License Agreement, this Modification will control.

4.          Conditions to Effectiveness of this Modification. The Parties expressly acknowledge and agree that this Modification shall not take effect until, and is expressly conditioned upon, the following:

(a)    The execution and delivery of this Modification by both Parties;

(b)   TriZetto’s execution and delivery of the Note; and

(c)    The Bankruptcy  Court’s entry of the final Modification  Order, which finality condition may be waived by TriZetto.

The date on which the foregoing conditions precedent are satisfied shall be referred to as the “Effective Date.”

5.          Mutual Releases. Effective as of the Effective Date, Q4, on one hand, and TriZetto, on the other hand, for themselves and their respective parent, subsidiary and related corporations, officers, directors, shareholders, partners, members, affiliates, employees, agents, successors and assigns, do each hereby release and forever discharge and covenant not to sue each other and their present and former respective parent, subsidiary and related corporations, officers, directors, shareholders, partners, members, affiliates, employees, agents and attorneys from all liabilities, claims, demands, actions or suits of any kind, known or unknown, contingent or direct, liquidated or unliquidated, inchoate or matured, in law or in equity, arising out of or related to the License Agreement or the Parties’ dealings prior to the Effective Date (hereinafter collectively referred to as the “Released Claims”), which they now have or ever had against the other Party, upon or by reason of any manner, cause or thing whatsoever on or at any time prior to the Effective Date, it being the intention of the Parties to reserve nothing whatsoever  hereunder and to assure the other Party its respective peace and freedom from all Released Claims of whatever character and description; provided.however, nothing contained in this Section 5 shall be deemed or construed to be a release, waiver or discharge of the terms and conditions of this Modification and the Parties’ obligations thereunder. Each Party acknowledges the possibility that it may have unknown claims against the other arising out of or related to the License Agreement or the Parties dealings prior to the Effective Date and that by signing this Modification, each party expressly waives such claims to the extent they arise out of or relate to the License Agreement or the Parties dealings prior to the Effective Date.

As of the Effective Date, the 2004 Examination shall be deemed withdrawn and resolved with prejudice.

6.          Capacity. Each person or entity executing this Modification represents and warrants that he or she understands the terms and conditions of this Modification and has the legal capacity and actual authority to act on behalf of the Party for which he or she is signing.

7.          Representations and Warranties.

(a)    TriZetto, as an inducement to the execution of this Modification by Q4, and acknowledging that Q4 is expressly relying thereon, does represent and warrant that:

(i)           TriZetto is a corporation in good standing under the laws of Delaware;

(ii)          TriZetto’s rights and interests under the License Agreement have not been assigned by TriZetto absolutely or for collateral purposes, in whole or in part, and are free and clear of any liens, claims, encumbrances or interests of any kind or nature;

(iii)         The representative of TriZetto executing and delivering this

Modification has full power and authority to execute and deliver this Modification, and to bind TriZetto to perform its obligations thereunder;

(iv)         TriZetto has performed such due diligence, investigation and other analysis as it deems necessary and advisable in connection with this Modification; has relied solely on its own independent judgment and no other information or representation of any kind, except as expressly provided herein and has had the benefit of counsel in the drafting and consideration hereof; and

(v)          To the best of its information, knowledge and belief, as of the execution of this Modification, the representations made by Q4 to TriZetto in Sections 9.2(f), (g) and (h) of the License Agreement are true and correct.

(b)   Q4, as an inducement to the execution of this Modification by TriZetto, and acknowledging that TriZetto is expressly relying thereon, does represent and warrant that:

(i)           Q4 is a corporation in good standing under the laws of Illinois;

(ii)          Upon entry of the Modification Order, Q4’s rights and interests under the License Agreement shall be free and clear of any liens, claims, encumbrances or interests of any kind or nature, all of which shall attach to the payments made on account of the Accelerated Royalty;

(iii)         Upon entry of the Modification Order, the representative of Q4 executing and delivering this Modification shall have the full power and authority to execute and deliver this Modification, and to bind Q4 to perform its obligations thereunder;

(iv)         Q4 has performed such due diligence, investigation and other analysis as it deems necessary and advisable in connection with this Modification; has relied solely on its own independent judgment and no other information or representation of any kind, except as expressly provided herein and has had the benefit of counsel in the drafting and consideration hereof; and

(v)          To the best of its information, knowledge and belief, as of the execution of this Modification the representations made in Sections 9.2(f), (g) and (h)of the License Agreement remain true and correct.

8.          Binding Effect. This Modification shall inure to the benefit of and be binding upon the Parties, and their successors and permitted assigns. Nothing in this Modification, express or implied, is intended to convey on any person other than the Parties, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Modification, including, without limitation, third party beneficiary rights.

9.          Entire Understanding. This Modification, together with the License Agreement, constitutes the entire agreement between the Parties relating to the subject matter hereof and is  the final and complete expression of their intent. No prior or contemporaneous negotiations, promises, agreements, covenants, or representations of every kind or nature, whether made orally or in writing, have been made, or relied upon by the parties, or any of them, in negotiations leading to this Modification or relating to the subject matter hereof, which are not expressly contained herein, or which have not become merged and finally integrated herein; it being the intention of the Parties hereto that in the event of any subsequent litigation, controversy, or dispute concerning the terms and provisions of this Modification no party shall be permitted to offer or introduce oral or extrinsic evidence concerning the terms and conditions hereof that are not included or referred to herein and not reflected in writing. This Modification can only be changed, modified or discharged if consented to in writing executed by the parties hereto.

Except as provided in Section 4 hereof, no conditions exist as to the legal effectiveness of this Modification.

10.        Assignability. This Modification shall not be assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

11.        Controlling Law. This Modification is delivered in the State of Illinois and this Modification shall be governed and controlled by the laws of the State of Illinois as to interpretation, enforcement, validity, construction, effect, and in all other respects, and without regard to its provisions for choice of law. Any disputes arising under this Modification shall be brought in the Bankruptcy Court.

12.        Expenses. Subject to the terms and conditions of this Modification, each Party shall bear its own fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Modification and the  consummation of the transactions contemplated hereby, including, without limitation, attorneys’, accountants’ and other professional fees and expenses.

13.        Prevailing Party Fees. Each Party shall be responsible for the fees of its counsel, provided, however, if any action is brought by either Party in respect to its rights under this Modification, the substantially prevailing Party will be entitled to recover reasonable attorneys’ fees and court costs from the non-prevailing Party as determined by the Bankruptcy Court.

14.        Severability. If any provision of this Modification shall be judicially determined to be unenforceable or invalid, the remainder of this Modification shall be unaffected to the greatest extent possible.

15.        Headings. The headings contained in this Modification are for convenience of reference only and shall not affect the meaning or interpretation of this Modification.

16.        Time of Essence. Time is of the essence to this Modification. In the event that the Bankruptcy Court does not enter the Modification Order on or before January 31, 2018, then TriZetto may terminate this Modification by written notice to Q4. Upon Q4’s receipt of such termination notice from TriZetto this Modification and the transactions contemplated herein shall be deemed automatically terminated, and shall be null and void and of no legal effect, and Q4 will promptly withdraw its motion to the Bankruptcy Court to approve the Modification. TriZetto’s termination notice will be deemed received by Q4: (a) if delivered by hand, when received at the following address with signed confirmation of receipt; (b) if sent by a nationally recognized overnight courier (e.g., Federal Express Priority Overnight, U.S. Priority Mail Express), at the time of delivery as confirmed by the courier; and (c) if sent via e-mail, upon receipt as confirmed by return e-mail:

Adelman & Gettleman, Ltd.
Attn:          Chad H. Gettleman, and
    Erich S. Buck
53 W. Jackson Blvd. Suite 1050
Chicago, IL 60604
cgettleman@ag-ltd.com
ebuck@ag-ltd.com

17.        Non-Waiver.  The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Modification, to exercise any right or privilege in this Modification conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Modification, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

18.        Execution in Counterparts :Electronic Signature. This Modification, and any document or instrument executed pursuant hereto, may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. An electronically transmitted copy shall be treated as an original.

19.        Construction of Terms. This Modification has been drafted jointly by the Parties in full consultation with their respective attorneys, and no ambiguity in this Modification shall be interpreted or construed against any of the Parties.

20.        Further Assurances. The Parties covenant and agree that, from and after the execution and delivery of this Modification, they shall, from time to time, execute and deliver any and all documents and instruments as are reasonably necessary or requested by the other

Party to carry out the intent of this Modification, including, but not limited to, such documents and instruments that may be required to be filed in the Chapter 11 Case.

21.        Holder of Initial Payment and Second Payment. The Parties and A&G agree that if TriZetto has paid the Initial Payment and the Second Payment of the Accelerated Royalty to the Trust Account in accordance with the terms of this Modification, and the subsequent payments to Q4 in accordance with the Payment Instructions, then TriZetto shall have no responsibility or liability for the manner in which the Accelerated Royalty payments are held by or subsequently disbursed from the Trust Account or by Q4. Without limiting the generality of the foregoing, the Parties and A&G agree that the disbursement of the Initial Payment and Second Payment by A&G shall be strictly in accordance with the terms and conditions of this Modification and that the acceptance by A&G of its duties as holder of such payments under this Modification is subject to the following terms and conditions, which the Parties agree shall govern and control with respect to A&G’s rights, duties and liabilities and immunities:

(a)    A&G is not a party to and is not bound by any agreement which may be evidenced by, or arises out of this Modification, other than as is expressly set forth herein;

(b)    A&G acts hereunder as a depository only, is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the undertakings herein;

(c)    Upon completing the performance of all services set forth above, A&G will be released and acquitted from any further liability concerning this Modification;

(d)   In the event conflicting claims are made to the Initial Payment and Second Payment, or in any action brought by any Party arising out of A&G’s duties as holder of such payments under this Modification, A&G reserves the right, in its sole discretion, to seek to deposit the payments with the Clerk of the Bankruptcy Court pursuant to an interpleader action to resolve claims to the payments and/or cross claim Q4 and/or TriZetto, as the case may be. In any such event, the Parties agree that A&G shall be reimbursed from the Deposit for legal services rendered and costs incurred by or on behalf of A&G in connection therewith subject to further order of the Bankruptcy Court;

(e)    Any changes in the terms or conditions concerning the holding and/or disbursement of the payments may be made only in writing signed by the Parties and A&G;

(f)     A&G shall not be in breach of any of its obligations hereunder as a consequence of it complying with an order of the Bankruptcy Court; and

(g)    Q4, TriZetto and A&G, and each of them, hereby irrevocably agree that all actions or proceedings of any kind or nature whatsoever arising out of, under or  related to the payments and/or A&G’ s rights and responsibilities concerning the payments shall be litigated solely in the Bankruptcy Court, and for the purposes thereof, hereby consent and submit to the jurisdiction of the Bankruptcy Court.
(h)    The wire instructions for the payments are as follows:

JPMorgan Chase Bank, N.A.
10 S. Dearborn St.
Chicago, IL 60603
ABA Routing No. 021000021 for the account of
Adelman & Gettleman, Ltd.
Account No. 4004000

[Signature page follow on next page ]

[SIGNATURE PAGE TO MODIFICATION AGREEMENT]

IN WITNESS WHEREOF, the parties have executed and delivered this Modification Agreement as of the day and year written above.

QUADRANT 4 SYSTEM CORPORATION

By: /s/ Robert Steele
Name:  Robert Steele
Its:  CEO

COGNIZANT TRIZETTO SOFTWARE GROUP, INC.
F/K/A TRIZETTO CORPORATION
DocuSigned by:

By:  Kevin N. Courtois
Name:  Kevin N. Courtois
Its:  SVP - Legal
         1/16/2018

Agreed as to obligations under Paragraph 21 only:
Adelman & Gettleman, Ltd.

By: /s/ Chad H. Gettleman
Name:  Chad H. Gettleman
Its:  PRES